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THE LOEWEN GROUP INC.


Contact:          Sitrick And Company
                  Anita-Marie Hill
                  Jennifer Mercer
                  (310) 788-2850

                              FOR IMMEDIATE RELEASE
              THE LOEWEN GROUP ANNOUNCES APPOINTMENT OF MICHAEL A.
                     CORNELISSEN AS CHIEF FINANCIAL OFFICER

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Vancouver, BC - July 2, 1999 - The Loewen Group Inc. (NYSE,TSE,ME:LWN) announced today the appointment of Michael A. Cornelissen as Chief Financial Officer of the Company.

Mr. Cornelissen, 56, holds professional accounting and MBA qualifications and has had extensive senior level business experience in corporate financial restructuring.

In recent years, he has completed senior level consulting assignments for WIC Western International Communications, BC Rail Group and Jim Pattison Group. Prior to this, he held senior executive positions with Royal Trustco Ltd., Trizec Corporation Ltd., and Hees International Ltd. Mr. Cornelissen served as Chief Financial Officer of Trizec and Rennies Consolidated Holdings Ltd., a subsidiary of Jardine Mattheson.

"Loewen is fortunate to have recruited such a seasoned, internationally experienced senior financial executive as Michael Cornelissen at this important time in Loewen's history," said John S. Lacey, chairman of The Loewen Group. "He adds considerable strength to our senior management restructuring team."

Mr. Cornelissen's appointment is effective immediately. Alan Thomas, who has been serving as Acting Chief Financial Officer on an interim basis, will be continuing with the Company until the end of July in support of Mr. Cornelissen's assumption of duties.

Based in Vancouver, The Loewen Group Inc. owns or operates more than 1,100


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funeral homes and more than 400 cemeteries across the United States, Canada and the United Kingdom. The Company employs approximately 13,000 people and derives 90 percent of its revenue from U.S. operations.
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Safe Harbor: Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.